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                                                                     EXHIBIT 4.2

                 Certificate of Designations, Preferences and
                  Privileges of the Series A Preferred Stock

                                       of

                                    Viscorp
                          ___________________________

                     Pursuant to Section 78.195 of the NRS
                             of the State of Nevada
                          ___________________________


     1.   Dividends.
          ---------

     The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends at the rate of 8% per annum of the Stated Value as adjusted herein (computed on the basis of a 360-day year, 30-day month). The original Stated Value shall be $1.50 per Share. Dividends shall be payable on Series A Preferred Stock on the last day of each June, September, December, and March and each such day is herein called a "Dividend Payment Date" cumulative from the date of issuance. For purposes of this Certificate, the date on which the Corporation shall initially issue any Series A Preferred Share shall be deemed to be the "date of issuance" of such Share regardless of how many times transfer of such Share shall be made on stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share (whether by reason of transfers of such Share or for any other reason). On each Dividend Payment Date all dividends which shall have accrued on each share of Series A Preferred Stock then outstanding during the calendar quarter ending upon such Dividend Payment Date shall be deemed to become "due" for all purposes of this Section regardless of whether the Corporation shall be able or legally permitted to pay such dividend on such Dividend Payment Date. If any dividend on any Series A Preferred Stock shall for any reason not be paid at the time such dividend shall become due, then such dividend in arrears shall be paid as soon as payments of same shall be permissible under the provisions of the NRS of the State of Nevada. Until such dividend in arrears is paid, dividends shall continue to accrue on each Series A Preferred Stock but the percentage rate expressed herein shall be applied to the Stated Value thereof plus all dividends in arrears thereon (including
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dividends computed pursuant to this sentence).

          a.   Distribution of Partial Dividend Payments.
               -----------------------------------------

     If at any time the Corporation shall pay less than the total amount of dividends due on outstanding Cumulative Preferred Stock at the time of such payment, such payment shall be distributed among the holders of Series A Preferred Stock so that an equal amount shall be paid with respect to each outstanding share of Cumulative Preferred Stock.

          b.   Restrictions on Dividends, Distributions, Redemptions.
               -----------------------------------------------------

     If at any time there shall be any accrued and unpaid dividends on any Series A Preferred Stock then outstanding, (a) no dividends whatsoever of any kind may be declared or paid upon, nor shall any distribution of any kind be made upon any share of any class of stock in the Corporation other than the Series A Preferred Stock, and (b) no shares of any class of stock of the Corporation shall be redeemed by the Corporation or purchased or otherwise acquired by the Corporation or any affiliate thereof, other than redemptions of 8% Preferred Stock.

     2.   Liquidation Preference.
          ----------------------

     In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.50 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) an amount, if any equal to all unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of shares then held by each such holder.

          a. Upon the completion of the distribution required by subsection 2 above, and any other distribution that may be

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required with respect to any series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the remaining assets and funds of the Corporation available for distribution shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (on an as-converted basis for the Series A Preferred Stock, based on the Conversion Price (as defined below) determined in accordance with the formula set forth in subsection 5(d)(i) below).

     3.   Redemption.  The Series A Preferred Stock is not redeemable, except
          ----------
upon liquidation of the Corporation

     4.   Voting Rights.  The Series A Preferred Stock shall be non-voting
          -------------
except as provided herein.

     5.   Conversion.  The holders of Series A Preferred Stock shall have the
          ----------
right to convert into the Corporation's Common Stock as to 25% of all of the holder's Shares of the Series A Preferred Stock 90 days following the issuance of such Shares and another 25% upon the expiration of another 90 days. The Shares shall also be converted as follows (the "Conversion Rights"):

          a.   Right to Convert upon an Acquisition.
               ------------------------------------

               (i) The holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock shall have the right, exercisable immediately prior to an Acquisition (as defined below) in which the holders of Series A Preferred Stock would receive an amount per share less than or equal to $1.50 (as adjusted for stock dividends, stock splits or recapitalizations of the Series A Preferred Stock after the Purchase Date (as defined below) for each share of Series A Preferred Stock held by them, to (x) convert each share of Series A Preferred Stock into shares of Common Stock as is determined by dividing the Original Series A Issue Price by the conversion Price determined in accordance with the formula set forth in subsection 5(d)(i) below, or (y) deem such Acquisition to be a Liquidation in accordance with Section 2. The election by the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock in accordance with this subsection 5(a)(i) shall be given within 10 days of the delivery of notice of an impending Acquisition by the Corporation in accordance with subsection 5(a)(iv) below and such election shall be binding on all holders of Series A Preferred Stock. In the event that, after notice, the holders of Series A Preferred Stock fail to exercise their

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election right, the Acquisition shall be deemed to be a Liquidation in accordance with Section 2.

          (ii) For purposes of this Section 4(a), an "Acquisition" shall include (A) any acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), or (B) the sale of all or substantially all of the assets of the Corporation, unless, in the case of either subparagraphs (A) or (B) the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (herein referred to as a "Continuity of Interest Acquisition").

          (iii) If the consideration received by the Corporation or its stockholders, as the case may be, in connection with an Acquisition is other than cash, its value will be deemed its fair market value as mutually determined by the Corporation and the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock. Any securities shall be valued as follows:

                (A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing of the Acquisition;

                (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing of the Acquisition; or

                (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least 66 2/3% of the voting power of all then outstanding shares of Series A Preferred Stock.

          (iv) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a

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stockholder's status as an affiliate or further affiliate) shall be to make an appropriate discount from the market value determined as above in (iii)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least 66 2/3% of the voting power of all then outstanding shares of Series A Preferred Stock.

          (v) In the event the requirements of this subsection 5(a) are not complied with, the Corporation shall forthwith either:

              (A) Cause the closing of the Acquisition to be postponed until such time as such requirements have been complied with; or

              (B) Cancel such Acquisition, in which even the rights, preferences, privileges and restrictions of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection 4(a)(vi) below.

          (vi) The Corporation shall give each holder of record of Series A Preferred Stock written notice of an impending Acquisition not later than 20 days prior to the stockholders' meeting called to approve the same, or 20 days prior to the closing of such Acquisition which ever is earlier, and shall also notify such holders in writing of the final approval thereof. The first of such notices shall describe the material terms and conditions of the impending Acquisition and the provisions of this subsection 4(a), and the Corporation shall thereafter give such holders prompt notice of any material changes. The Acquisition shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, that such holders may be shortened upon the written consent of the holders of Series A Preferred Stock that represent at least 66 2/3% of the voting power of all then outstanding shares of Series A Preferred Stock.

          b.  Automatic Conversion. Each share of Series A Preferred Stock shall
              --------------------
automatically be converted into shares of Common Stock immediately upon the earlier of:

          (i) The consummation of the Corporation's sale of

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its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or the equivalent form for small business corporations so long as the Corporation is entitled to use such form) under the Securities Act of 1933, as amended (the "Act"), the public offering price of which is not less than two times the Conversion Price (as defined below) of the Series A Preferred Stock in effect immediately prior to consummation of such public offering and which results in gross proceeds to the Corporation of greater than $10,000,000. For purposes of this subsection 5(b)(i), the Conversion Price for purposes of converting the Series A Preferred Stock into Common Stock shall be determined in accordance with the formula set forth in subsection 5(d)(i) below.

               (ii) An Acquisition, if in connection with such Acquisition, the holders of Series A Preferred Stock receive an amount per share greater than $1.50 (as adjusted for stock dividends, stock splits or recapitalizations of the Series A Preferred Stock after the Purchase Date). For purposes of this subsection 4(b)(ii), the Conversion Price shall be determined in accordance with the formula set forth in subsection 4(d)(i) below.

          c.   Mechanics of Conversion.  Before any holder of Series A Preferred
               -----------------------
Stock shall be entitled to convert the shares into shares of common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall (except where conversion is automatic, as in the case of conversion pursuant to subsections 4(a)(i) or 4(b)(i) through (ii) hereof) give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or, in the case of automatic conversion as in the case of subsections 5(a)(i) or 5(b)(i) through (iii) hereof, as of the date or event specified herein as of which conversion is to be

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effective, and the person or persons entitled to receive the shares of Common
Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act or in connection with an acquisition pursuant to subsection 5(a)(i) hereof, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the consummation of the Acquisition, as the case may be, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities or the consummation of such Acquisition.

          d.  Conversion Price Adjustments of Series A Preferred Stock. The
              --------------------------------------------------------
initial conversion price per share for shares of Series A Preferred Stock (the "Conversion Price") shall be the Original Series A Issue Price; provided, that, the Conversion Price per share for shares of Series A Preferred Stock shall be subject to adjustment after the date upon which any shares of Series A Preferred Stock were firsts issued (the "Purchase Date") as follows:

          (i) In case of any reclassification, capital reorganization or other change of outstanding shares of the Corporation's Common Stock, or in case of any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or, in case of any sale or conveyance of the property of the Corporation as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Corporation shall cause effective provision to be made so that the holders of Series A Preferred Stock shall have the right thereafter, to convert the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by the holders of the number of shares of Common Stock that might have been purchase upon conversion of the Series A Preferred Stock immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly

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equivalent as may be practicable to the adjustments provided for in this
5(d)(i). The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

          (ii) The Corporation shall not be obligated to issue any replacement Preferred Stock Certificate irrespective of any adjustments or changes in the Stated Conversion Price or the number of shares of Common Stock purchasable upon conversion of the Series A Preferred Stock. All Preferred Stock Certificates theretofore and thereafter issued shall, unless the Corporation shall exercise its option to issue a new Preferred Stock Certificate, continue to express the Stated Conversion Price per share, the number of share purchasable thereunder as the Stated Conversion Price per share, and the number of shares purchasable was expressed in the Preferred Stock Certificate when it was originally issued.

          (iii)  After each adjustment of the Conversion Price pursuant to this
Section 5(c), the Corporation will promptly obtain an opinion of independent certified public accountants selected by the Corporation setting forth: (i) the Conversion Price as so adjusted, (ii) the number of shares of Common Stock obtainable upon conversion of the Preferred Stock after such adjustment, and
(iii) a brief statement of the facts accounting for such adjustment. The Corporation will promptly mail such opinion to all registered holders of Preferred Stock.

          (iv)  For purposes of Section 5(c) hereof, the following provisions
(A) to (E) shall also be applicable:

                (A) The number of shares of Common Stock outstanding at any given time shall include shares of Common Stock owned or held by or for the account of the Corporation and the sale or issuance of such treasure shares or the distribution of any such treasury shares shall not be considered a Change of shares for purposes of said sections.

                (B) No adjustment of the Stated Conversion Price or the total number of shares of Common Stock purchasable upon conversion of the Series A Preferred Stock shall be made unless such adjustment would require an increase or decrease of at least $.05 in such price; provided that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and shall be made at the time of and together

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with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.05 in the Stated Conversion Price then in effective hereunder.

                (C) In case of (1) the sale by the Corporation of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock without the payment of any further consideration other than cash, if any (such convertible or exchangeable securities being herein called "Convertible Securities"), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, warrants or options, or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options), is less than the Stated Conversion Price in effect at the time the holders of Series A Preferred Stock convert to Common Stock, then in the event the total maximum number of shares of Common Stock issuable upon the exercise of such outstanding rights, warrants or options or upon the conversion or exchange of such outstanding Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be outstanding shares of Common Stock for purposes of Section 5(c) hereof and shall be deemed to have been sold for cash immediately prior to the conversion of the Preferred Stock in an amount equal to such price per share.

                (D) In case of the sale by the Corporation of any Convertible Securities, whether or not the right of

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conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Company for the sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than the Stated Conversion Price in effect at the time the holders of Series A Preferred Stock convert to Common Stock, then the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such outstanding Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be outstanding shares of Common Stock for purposes of Section 4(c) hereof and shall be deemed to have been sold for cash immediately prior to the conversion of Series A Preferred Stock in an amount equal to such price per share.

                (E) In case of the sale of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the Corporation in connection therewith, and the value of the consideration received (if such consideration is other than cash) shall be the fair market value thereof on the date any such Common Stock, Convertible Securities, rights or warrants is issued.

                (v) If and whenever the Corporation shall grant to the holders of common Stock, as such, rights or warrants to subscribe for or to purchase, or any options for the purchase of, Common Stock or securities convertible into or exchangeable for or carrying a right, warrant or option to purchase Common Stock, the Corporation shal concurrently therewith grant to the holders of Series A Preferred Stock all of such rights, warrants or options to which the holders of Series A Preferred Stock would have been entitled as if, on the date of grant such holders converted their Shares into Common Stock entitled to the rights, warrants or options being granted by the Corporation. Such grant by the Corporation to the holders of Series A Preferred Stock

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shall be in lieu of any adjustment which otherwise might be called for pursuant to this Section 5.

          (vi) The provisions of this Section 5 shall not be construed to require adjustments in the Stated Conversion price for the Series A Preferred
Stock:

                (A) With respect to issuances of Common Stock pursuant to the exercise of rights, warrants or options or the conversion of Convertible Securities outstanding at the date hereof or with respect to which adjustments have been theretofore made pursuant to this Section 5; or

                (B) With respect to issuances of Common Stock upon partial or full conversion of Series A Preferred Stock.

     6.   Conversion at Corporation's Option.
          ----------------------------------

     At any time following the date six months after the Series A Preferred Stock is issued, the Corporation shall be the option of requiring all holders to convert their Shares into one share of Common Stock.

     7.   Fractional Shares.
          -----------------

          If the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock is adjusted pursuant to Section 4 hereof, the Corporation shall nevertheless not be required to issue fractions of shares, upon conversation of the Series A Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion of the Series A Preferred Stock, the Corporation shall pay to the holder of the Series A Preferred Stock an amount in cash equal to such fraction multiplied by the current market value of such fractional share.

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